Exhibit 99

UTC REPORTS SECOND QUARTER EARNINGS PER SHARE GROWTH OF 5 PERCENT TO $1.70; INCREASES LOWER END OF 2013 EPS RANGE AND NOW EXPECTS EPS OF $6.00 TO $6.15, UP 12 TO 15 PERCENT

HARTFORD, Conn., July 23, 2013 - United Technologies Corp. (NYSE:UTX) reported second quarter earnings per share of $1.70 and net income attributable to common shareowners of $1.6 billion, up 5 percent and 6 percent, respectively, over the year ago quarter. Results for the current quarter include $0.05 per share of favorable one-time items net of restructuring costs. Earnings per share in the year ago quarter included a $0.04 benefit from one-time items net of restructuring costs. Before these items, earnings per share increased 4 percent year over year.

Sales for the quarter of $16.0 billion were 16 percent above prior year reflecting the benefit of net acquisitions. Organic sales were flat with the year ago quarter. Second quarter segment operating profit increased 15 percent over the prior year quarter. Adjusted for restructuring costs and net one-time items, segment operating profit also grew 15 percent. The effective tax rate in the quarter was 28.2 percent compared to a rate of 22.5 percent in the second quarter of 2012.

“We had a solid first half of the year and continued to deliver,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “Strong execution, additional restructuring savings, and growing backlogs give us confidence to increase the lower end of our earnings per share range. We now expect earnings per share of $6.00 to $6.15, growth of 12 to 15 percent, up from $5.85 to $6.15 previously.”

New equipment orders at Otis increased 23 percent over the year ago second quarter, led by 39 percent growth in China. Foreign currency had a favorable impact of 1 point overall and 4 points in China. UTC Climate, Controls & Security equipment orders increased 6 percent organically. Large commercial engine spares orders were up 65 percent at Pratt & Whitney including the benefit from the incremental International Aero Engines share. Organically, commercial spares orders were up 15 percent at Pratt & Whitney. On a pro-forma basis, adjusted to include Goodrich in both years, commercial spares orders increased 4 percent at UTC Aerospace Systems.

“Ongoing orders momentum has UTC well positioned for a return to organic growth in the second half of the year,” Chênevert said. “While our end-markets are continuing to recover, we now anticipate 2013 sales of $64 billion, which is at the lower end of our prior range of $64 billion to $65 billion. At the same time, our pro-active cost actions are paying off as we identify even more restructuring programs with solid returns.”

UTC now expects to invest $450 million in restructuring for 2013, up from the prior estimate of $350 million. As before, the company anticipates restructuring expenses will be offset by one-time items.

Cash flow from operations of $1.9 billion less capital expenditures of $369 million was greater than net income attributable to common shareowners for the quarter. Share repurchase and acquisition spending were $335 million and $42 million, respectively. The company continues to anticipate cash flow from operations less capital expenditures to equal or exceed net income attributable to common shareowners for the year.

“With the closing of the Rocketdyne divestiture in June, UTC's portfolio transformation is complete and our focus is squarely on execution,” Chênevert added. “Goodrich and IAE continue to exceed expectations and create new opportunities for sustainable long-term organic growth.”

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com. To learn more about UTC, visit the website or follow the company on Twitter: @UTC

All financial results and projections reflect continuing operations unless otherwise noted. The accompanying tables include information integral to assessing the company's financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.

This release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, charges, expenditures, anticipated benefits of acquisitions and divestitures, results of operations, share repurchases, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; changes in government procurement priorities and availability of funding; the impact of weather conditions and natural disasters; the financial condition of our customers and suppliers; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and savings and other consequences thereof; the scope, nature, timing or impact of acquisitions, dispositions, joint ventures and other business arrangements, including integration of acquired businesses; the timing and amount of gains, losses, impairments and charges related to anticipated dispositions; the timing and impact of anticipated debt reduction actions; the development and production of new products and services; the anticipated benefits of diversification and balance of operations across product lines, regions and industries; the impact of the negotiation of collective bargaining agreements and labor disputes; the outcome of legal proceedings and other contingencies; future availability of credit; pension plan assumptions and future contributions; and the effect of changes in tax, environmental and other laws and regulations, political conditions in countries in which we operate and other factors beyond our control. The timing and amount of share repurchases depends upon UTC's evaluation of market conditions and the level of other investing activities and uses of cash. The forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after the date of this release. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC's Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC's Forms 10-K and 10-Q.

UTC-IR
# # #

United Technologies Corporation
Condensed Consolidated Statement of Comprehensive Income

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2013	2012	2013	2012
Net sales	$16,006	$13,807	$30,405	$26,223
Costs and Expenses:
Cost of products and services sold	11,552	9,934	22,017	18,864
Research and development	631	525	1,241	1,069
Selling, general and administrative	1,737	1,509	3,364	3,038
Total Costs and Expenses	13,920	11,968	26,622	22,971
Other income, net	421	340	730	640
Operating profit	2,507	2,179	4,513	3,892
Interest expense, net	217	168	453	297
Income from continuing operations before income taxes	2,290	2,011	4,060	3,595
Income tax expense	645	453	1,063	773
Income from continuing operations	1,645	1,558	2,997	2,822
Less: Noncontrolling interest in subsidiaries' earnings from continuing operations	93	92	175	167
Income from continuing operations attributable to common shareowners	1,552	1,466	2,822	2,655
Discontinued operations:
Income (loss) from operations	43	(182)	63	(1,108)
Loss on disposal	(25)	(31)	(40)	(36)
Income tax (expense) benefit	(10)	77	(19)	151
Income (loss) from discontinued operations	8	(136)	4	(993)
Less: Noncontrolling interest in subsidiaries' earnings from discontinued operations	—	2	—	4
Income (loss) from discontinued operations attributable to common shareowners	8	(138)	4	(997)
Net income attributable to common shareowners	$1,560	$1,328	$2,826	$1,658
Comprehensive income	$1,515	$721	$2,423	$1,625
Less: Comprehensive income attributable to noncontrolling interests	88	67	149	152
Comprehensive income attributable to common shareowners	$1,427	$654	$2,274	$1,473
Earnings (Loss) Per Share of Common Stock - Basic:
From continuing operations attributable to common shareowners	$1.72	$1.64	$3.13	$2.98
From discontinued operations attributable to common shareowners	0.01	(0.16)	0.01	(1.12)
Earnings (Loss) Per Share of Common Stock - Diluted:
From continuing operations attributable to common shareowners	$1.70	$1.62	$3.09	$2.94
From discontinued operations attributable to common shareowners	0.01	(0.15)	0.01	(1.10)
Weighted average number of shares outstanding:
Basic shares	901	893	901	892
Diluted shares	914	905	914	904
As described on the following pages, consolidated results for the quarters and six months ended June 30, 2013 and 2012 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Net Sales
Otis	$3,138	$3,027	$5,952	$5,797
UTC Climate, Controls & Security	4,543	4,572	8,380	8,684
Pratt & Whitney	3,624	3,447	7,026	6,499
UTC Aerospace Systems	3,321	1,254	6,584	2,490
Sikorsky	1,566	1,620	2,815	2,966
Segment Sales	16,192	13,920	30,757	26,436
Eliminations and other	(186)	(113)	(352)	(213)
Consolidated Net Sales	$16,006	$13,807	$30,405	$26,223

Operating Profit
Otis	$650	$651	$1,225	$1,217
UTC Climate, Controls & Security	752	789	1,272	1,333
Pratt & Whitney	567	427	973	816
UTC Aerospace Systems	499	211	1,000	409
Sikorsky	156	213	246	349
Segment Operating Profit	2,624	2,291	4,716	4,124
Eliminations and other	4	(8)	25	(32)
General corporate expenses	(121)	(104)	(228)	(200)
Consolidated Operating Profit	$2,507	$2,179	$4,513	$3,892

Segment Operating Profit Margin
Otis	20.7%	21.5%	20.6%	21.0%
UTC Climate, Controls & Security	16.6%	17.3%	15.2%	15.4%
Pratt & Whitney	15.6%	12.4%	13.8%	12.6%
UTC Aerospace Systems	15.0%	16.8%	15.2%	16.4%
Sikorsky	10.0%	13.1%	8.7%	11.8%
Consolidated Segment Operating Profit Margin	16.2%	16.5%	15.3%	15.6%
As described on the following pages, consolidated results for the quarters and six months ended June 30, 2013 and 2012 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation
Restructuring Costs and Non-Recurring Items Included in Consolidated Results

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
In Millions - Income (Expense)	2013	2012	2013	2012
Restructuring Costs included in Operating Profit:
Otis	$(39)	$(35)	$(49)	$(63)
UTC Climate, Controls & Security	(16)	(37)	(38)	(72)
Pratt & Whitney	(93)	(17)	(100)	(54)
UTC Aerospace Systems	(33)	(3)	(41)	(5)
Sikorsky	(9)	(3)	(14)	(6)
Eliminations and other	—	2	—	(4)
	(190)	(93)	(242)	(204)
Non-Recurring items included in Operating Profit:
UTC Climate, Controls & Security	—	110	38	222
Pratt & Whitney	193	—	193	—
Eliminations and other	—	—	—	(10)
	193	110	231	212
Total impact on Consolidated Operating Profit	3	17	(11)	8
Non-Recurring items included in Interest Expense, Net	36	—	36	15
Tax effect of restructuring and non-recurring items above	(11)	19	5	(4)
Non-Recurring items included in Income Tax Expense	22	—	117	203
Impact on Net Income from Continuing Operations Attributable to Common Shareowners	$50	$36	$147	$222
Impact on Diluted Earnings Per Share from Continuing Operations	$0.05	$0.04	$0.16	$0.25

Details of the non-recurring items for the quarters and six months ended June 30, 2013 and 2012 above are as follows:
Quarter Ended June 30, 2013
Pratt & Whitney: Approximately $193 million gain from the sale of the Pratt & Whitney Power Systems business. This gain was not reclassified to "Discontinued Operations" due to our expected level of continuing involvement in the business post disposition.
Interest Expense, Net: Approximately $36 million of favorable pre-tax interest adjustments related to settlements for the Company's tax years prior to 2006, as well as the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Income Tax Expense: Approximately $22 million of favorable income tax adjustments related to the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Quarter Ended March 31, 2013
UTC Climate, Controls & Security: Approximately $38 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of a business in Hong Kong.
Income Tax Expense:  Approximately $95 million of favorable income tax adjustments as a result of the enactment of the American Taxpayer Relief Act of 2012 in January 2013. The $95 million is primarily related to the retroactive extension of the research and development credit to 2012.
Quarter Ended June 30, 2012
UTC Climate, Controls & Security: Approximately $110 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation. This net gain includes approximately $142 million from the sale of a controlling interest in its Canadian distribution business, partially offset by a $32 million loss on the disposition of its U.S. Fire and Security branch operations.
Discontinued Operations:

•	Approximately $179 million pre-tax impairment charge related to inventory, fixed assets and goodwill, as a result of the decision to dispose of the UTC Power business.

•	Approximately $91 million reserve for potential remediation costs associated with certain components of wind turbines previously installed by our Clipper business.
Quarter Ended March 31, 2012
UTC Climate, Controls & Security: Approximately $112 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation. This net gain includes approximately $215 million from the sale of a controlling interest in a manufacturing and distribution joint venture in Asia, partially offset by $103 million of impairment charges related to planned business dispositions.
Eliminations and other: An additional $10 million of reserves were established for the export licensing compliance matters recorded in the fourth quarter 2011.
Interest Expense, Net: Approximately $15 million of favorable pre-tax interest adjustments related to the conclusion of the IRS's examination of the Company's 2006 - 2008 tax years.
Income Tax Expense: Approximately $203 million of favorable income tax adjustments related to the conclusion of the IRS's examination of the Company's 2006 - 2008 tax years.
Discontinued Operations:

•	Approximately $360 million and $590 million of pre-tax goodwill impairment charges ($220 million and $410 million after tax) related to Rocketdyne and Clipper, respectively.

•
Approximately $235 million of unfavorable income tax adjustments related to the recognition of a deferred tax liability on the existing difference between the expected accounting versus tax gain on the planned disposition of legacy Hamilton Sundstrand's Industrial businesses.

The following page provides segment net sales, operating profits and operating profit margins as adjusted for the aforementioned restructuring costs and non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation
Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Net Sales
Otis	$3,138	$3,027	$5,952	$5,797
UTC Climate, Controls & Security	4,543	4,572	8,380	8,684
Pratt & Whitney	3,624	3,447	7,026	6,499
UTC Aerospace Systems	3,321	1,254	6,584	2,490
Sikorsky	1,566	1,620	2,815	2,966
Segment Sales	16,192	13,920	30,757	26,436
Eliminations and other	(186)	(113)	(352)	(213)
Consolidated Net Sales	$16,006	$13,807	$30,405	$26,223

Adjusted Operating Profit
Otis	$689	$686	$1,274	$1,280
UTC Climate, Controls & Security	768	716	1,272	1,183
Pratt & Whitney	467	444	880	870
UTC Aerospace Systems	532	214	1,041	414
Sikorsky	165	216	260	355
Segment Operating Profit	2,621	2,276	4,727	4,102
Eliminations and other	4	(10)	25	(18)
General corporate expenses	(121)	(104)	(228)	(200)
Adjusted Consolidated Operating Profit	$2,504	$2,162	$4,524	$3,884

Adjusted Segment Operating Profit Margin
Otis	22.0%	22.7%	21.4%	22.1%
UTC Climate, Controls & Security	16.9%	15.7%	15.2%	13.6%
Pratt & Whitney	12.9%	12.9%	12.5%	13.4%
UTC Aerospace Systems	16.0%	17.1%	15.8%	16.6%
Sikorsky	10.5%	13.3%	9.2%	12.0%
Adjusted Consolidated Segment Operating Profit Margin	16.2%	16.4%	15.4%	15.5%

United Technologies Corporation
Condensed Consolidated Balance Sheet

	June 30,	December 31,
	2013	2012
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$4,909	$4,819
Accounts receivable, net	11,158	11,099
Inventories and contracts in progress, net	10,232	9,537
Assets held for sale	—	1,071
Other assets, current	2,491	3,084
Total Current Assets	28,790	29,610
Fixed assets, net	8,399	8,518
Goodwill	27,835	27,801
Intangible assets, net	15,301	15,189
Other assets	8,419	8,291
Total Assets	$88,744	$89,409

Liabilities and Equity
Short-term debt	$1,281	$1,624
Accounts payable	6,645	6,431
Accrued liabilities	15,238	15,310
Liabilities held for sale	—	421
Total Current Liabilities	23,164	23,786
Long-term debt	20,375	21,597
Other long-term liabilities	16,662	16,719
Total Liabilities	60,201	62,102
Redeemable noncontrolling interest	174	238
Shareowners' Equity:
Common Stock	14,266	13,837
Treasury Stock	(19,908)	(19,251)
Retained earnings	38,629	36,776
Accumulated other comprehensive loss	(6,000)	(5,448)
Total Shareowners' Equity	26,987	25,914
Noncontrolling interest	1,382	1,155
Total Equity	28,369	27,069
Total Liabilities and Equity	$88,744	$89,409

Debt Ratios:
Debt to total capitalization	43%	46%
Net debt to net capitalization	37%	40%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
(Millions)	2013	2012	2013	2012
Operating Activities of Continuing Operations:
Income from continuing operations	$1,645	$1,558	$2,997	$2,822
Adjustments to reconcile net income from continuing operations to net cash flows provided by operating activities of continuing operations:
Depreciation and amortization	439	307	883	625
Deferred income tax provision (benefit)	50	(148)	10	11
Stock compensation cost	63	49	133	96
Change in working capital	(66)	88	(264)	(101)
Global pension contributions	(22)	(11)	(51)	(24)
Other operating activities, net	(170)	(140)	(360)	(403)
Net cash flows provided by operating activities of continuing operations	1,939	1,703	3,348	3,026
Investing Activities of Continuing Operations:
Capital expenditures	(369)	(244)	(664)	(431)
Acquisitions and dispositions of businesses, net	511	95	1,233	75
Increase in collaboration intangible assets	(143)	(1,244)	(300)	(1,244)
Other investing activities, net	(230)	(10,769)	(161)	(10,672)
Net cash flows (used in) provided by investing activities of continuing operations	(231)	(12,162)	108	(12,272)
Financing Activities of Continuing Operations:
(Repayment) issuance of long-term debt, net	(1,178)	10,847	(1,224)	10,784
Increase (decrease) in short-term borrowings, net	27	(14)	(302)	(418)
Dividends paid on Common Stock	(465)	(413)	(930)	(825)
Repurchase of Common Stock	(335)	—	(670)	—
Other financing activities, net	(17)	(206)	139	(164)
Net cash flows (used in) provided by financing activities of continuing operations	(1,968)	10,214	(2,987)	9,377
Discontinued Operations:
Net cash provided by (used in) operating activities	21	24	(694)	3
Net cash provided by (used in) investing activities	402	(6)	351	(7)
Net cash provided by financing activities	—	2	—	—
Net cash flows provided by (used in) discontinued operations	423	20	(343)	(4)
Effect of foreign exchange rate changes on cash and cash equivalents	(35)	(87)	(53)	(37)
Net increase (decrease) in cash and cash equivalents	128	(312)	73	90
Cash and cash equivalents, beginning of period	4,781	6,362	4,836	5,960
Cash and cash equivalents, end of period	4,909	6,050	4,909	6,050
Less: Cash and cash equivalents of assets held for sale	—	84	—	84
Cash and cash equivalents of continuing operations, end of period	$4,909	$5,966	$4,909	$5,966

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended June 30,
	(Unaudited)
(Millions)	2013		2012

Net income attributable to common shareowners from continuing operations	$1,552		$1,466
Net cash flows provided by operating activities of continuing operations	$1,939		$1,703
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		125%		116%
Capital expenditures	(369)		(244)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(24)%		(17)%
Free cash flow from continuing operations	$1,570		$1,459
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		101%		99%

	Six Months Ended June 30,
	(Unaudited)
(Millions)	2013		2012

Net income attributable to common shareowners from continuing operations	$2,822		$2,655
Net cash flows provided by operating activities of continuing operations	$3,348		$3,026
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		119%		114%
Capital expenditures	(664)		(431)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(24)%		(16)%
Free cash flow from continuing operations	$2,684		$2,595
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		95%		98%
Notes to Condensed Consolidated Financial Statements

(1)
Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)
Organic sales growth represents the total reported increase within the Corporation's ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)
Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC's ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC's common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.

(4)
Certain reclassifications have been made between 2012 amounts reported in Income (loss) from operations of Discontinued Operations and Loss on disposal of Discontinued Operations, to conform to 2013 presentation.